NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports 1st Quarter Results
- Reports 8th Consecutive Quarter of Net Earnings -

San Antonio, Texas – December 16, 2008 – ATSI Communications, Inc. (OTCBB:ATSX) today announced financial results for the first fiscal quarter ended October 31, 2008.

First quarter financial highlights include:

-	Increase in gross margin percentage to 8.0% for the quarter ended October 31, 2008 vs. 6.8% for the quarter ended October 31, 2007.
-	10th consecutive quarter of positive cash flow from operations
-	8th consecutive quarter of positive earnings per share
-	47% Increase in available cash to $1,966,000 as of October 31, 2008 when compared to the year ended July 31, 2008.
-	144% or $613,000 Improvement in working capital as of October 31, 2008 when compared to the year ended July 31, 2008.
-	50% increase in stockholders' equity to $591,000 as of October 31, 2008 when compared to the year ended July 31, 2008.

Arthur Smith, Chief Executive Officer for ATSI Communications, commented on the results, “We are pleased with the significant improvements made to our balance sheet during the quarter.  Although our business has traditionally been seasonably slow during this time of the year, the global economic conditions have increased that impact.  We believe the current state of the U.S economy has also affected the immigrant community, thus causing declines in international voice communications from this important source of global voice traffic.”

Mr. Smith added, “Operators in our sector are not immune to global market forces, but we do believe that our already low cost of operations gives us a competitive advantage as other companies and carriers seek to reduce expenses by turning to low cost solutions for their global communication needs.  We are operationally and financially prepared to weather the current recession and recently took steps to control expenses by reducing headcount by 25%, and analyzing all fixed costs.”

Total revenues were $7.1 million compared to $9.4 million in the first quarter of FY2008.  Gross profit was $570,000 during the quarter ended October 31, 2008, compared to $642,000 for the same period last year. Net income to common stockholders' for the quarter ended October 31, 2008 was $7,000 vs. net income to common stockholders' of $35,000 for the quarter ended October 31, 2007. Non-GAAP net income for the quarter ended October 31, 2008 was $32,000 vs. Non-GAAP net income of $185,000 for the quarter ended October 31, 2007.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net loss reported in accordance with GAAP to net loss before non-cash items.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc.  Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico.  Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition.  ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended October 31,
	2008	2007
OPERATING REVENUES:
VoIP services	$7,136	$9,427

Total operating revenues	7,136	9,427

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization, shown below)	6,566	8,785
Selling, general and administrative expense (exclusive of legal and professional fees)	533	823
Legal and professional fees	67	89
Bad debt expense (recovery)	(20)	-
Depreciation and amortization expense	43	40
Total operating expenses	7,189	9,737

OPERATING LOSS	(53)	(310)

OTHER INCOME (EXPENSE):
Gain on early extinguishment of debt	108	41
Investment loss	(14)	-
Interest income (expense)	(34)	(24)
Total other income (expense), net	60	17

NET INCOME (LOSS)	7	(293)

LESS: PREFERRED DIVIDEND	-	(12)
ADD: REVERSAL OF PREVIOUSLY RECORDED PREFERRED DIVIDEND	-	340

NET INCOME TO COMMON STOCKHOLDERS	$7	$35

BASIC INCOME PER SHARE TO COMMON STOCKHOLDERS	$0.00	$0.00
DILUTED INCOME PER SHARE TO COMMON STOCKHOLDERS	$0.00	$0.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	39,677,598	38,792,388
DILUTED COMMON SHARES OUTSTANDING	40,265,098	38,796,275

Unaudited

NET INCOME TO COMMON STOCKHOLDERS, as reported:	$7	$35

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash issuance of common stock and warrants for services	-	15
Non-cash stock-based compensation, employees	62	440
Bad debt expense (recovery)	(20)	-
Depreciation and amortization	43	40
Investment loss	14	-
Interest expense	34	24
MINUS:
Gain on early extinguishment of debt	108	41
Preferred dividend	-	328

NET INCOME TO COMMON STOCKHOLDERS
EXCLUDING NON-CASH ITEMS:	$32	$185